Exhibit 99.1

Contact:	J. Alexander Fjelstad, CEO or Jeffrey B. Murphy, CFO RTW, Inc. (952) 893-0403

RTW, Inc. Reports Profitable Third Quarter

     MINNEAPOLIS — October 22, 2003 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the third quarter ended September 30, 2003, of $3.1 million or $0.61 per basic and $0.59 per diluted share. For the nine months ended September 30, 2003, the Company reported net income of $4.3 million, or $0.85 per basic and $0.83 per diluted share.

     J. Alexander Fjelstad, President and CEO of RTW, said, “We continue to focus on what we do best — aggressively managing claims to closure. We are pleased with our performance to date in 2003 and believe that our results reflect the effectiveness of our strategy. We believe that market conditions are favorable in the regions in which we operate, and we continue to write good business in our niche at favorable rates. We expect the rate trend to continue through 2004 due to decreased levels of competition and an unfavorable investment environment that prevails today as it relates to interest rates.”

     The third quarter results include a $2.0 million reduction in claim and claim settlement expenses resulting from favorable development in claims for 2002 and prior accident years, $685,000 in gains realized on sales of securities, and a $1.2 million tax benefit from reinstating a portion of our deferred income tax asset offset by a $300,000 charge for bonus expense. In addition to the realized gains and the tax benefit recorded in the third quarter, the nine-month results include a $4.7 million reduction in claim and claim settlement expenses offset by a $1.5 million charge related to reapportionment of premiums for pools in which the Company participates and a charge of $600,000 for bonus expense.

     Net income for the third quarter of 2002 was $3.4 million, or $0.66 per basic and diluted share, and $6.3 million, or $1.22 per basic share and $1.21 per diluted share, for the nine months ended September 30, 2002. Net income for the third quarter of 2002 included $1.3 million resulting from a reduction in unpaid claim and claim settlement expenses due to favorable development of prior year reserves, $354,000 in realized capital gains and a $1.3 million benefit from income tax refunds resulting from a Federal tax law change increasing the carry-back period to five years. Net income for the nine months ended September 30, 2002 included a one-time $3.0 million reduction in claim and claim settlement expenses resulting from reducing the accrual for the Minnesota Special Compensation Fund (SCF) recorded in the first quarter of 2002, along with the items recorded in the third quarter of 2002.

     Premiums in force at September 30, 2003, decreased to $57.4 million from $60.2 million at September 30, 2002 due to decisions made to exit unprofitable regions including Missouri and New England and unprofitable classes of business in Michigan, but increased significantly from $50.3 million at June 30, 2003. Gross premiums earned followed the decrease in premiums in force, decreasing 12.4 percent to $13.7 million for the third quarter of 2003 from $15.7 million for the same period in the prior year and decreased 17.9 percent to $39.3 million for the nine months ended September 30, 2003 from $47.9 million for the same period in the prior year. After reflecting premiums ceded under reinsurance treaties, premiums earned decreased by 22.7 percent to $11.7 million for the quarter ended September 30, 2003 from $15.1 million reported in the third quarter of 2002 and decreased 27.6 percent to $33.6 million for the nine months ended September 30, 2003 from $46.5 million for the same period in 2002. Premiums ceded under excess of loss treaties increased significantly in 2003 due to rate increases for excess of loss reinsurance coverage in our non-Minnesota regions while our Minnesota cost decreased only slightly. Also, we lowered our retention in all our regions in 2003 by purchasing increased excess of loss coverage in order to further reduce volatility in our results.

     Mr. Fjelstad commented, “We increased premiums in force significantly as we continued to experience reduced competition in our market niche in the third quarter of 2003. Our non-insurance service initiative is also gaining momentum as we wrote two additional contracts in October 2003.”

     For the third quarter of 2003, total revenue was $13.5 million, compared to $16.7 million last year and was $37.9 million for the nine months ended September 30, 2003 compared to $52.3 million for the same period in 2002. Included in total revenue for the third quarter is investment income of $1.1 million, compared to $1.2 million last year and $3.5 million for the nine months ended September 30, 2003 compared to $4.1 million for the same period in 2002. Additionally, in the first nine months of 2003, we recorded net realized investment gains totaling $685,000 compared to $1.8 million recorded in the first nine months of 2002.

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems, the RTW SOLUTION® and ID15®. RTW’s workers’ compensation management system is designed to lower employers’ costs and return injured employees to work as soon as possible. RTW offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Michigan and Indiana. Clients span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases and oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) the Company’s ability to retain renewing policies and write new business with a B (Fair) rating from A.M. Best; (ii) the Company’s ability to continue to increase pricing in the markets in which it remains; (iii) the ability of the Company’s reinsurers to honor their obligations; (iv) the Company’s ability to accurately predict claim development; (v) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the Company’s experience with claims frequency and severity; (vii) competition and the regulatory environment in which the Company operates; (viii) general economic and business conditions; (ix) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (x) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xi) interest rate changes; and (xii) other factors as noted in the Company’s other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the Company’s future performance.

     Included in this press release are the Company’s Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in 000’s, except share and per share data)

	For the three months ended Sept. 30,		For the nine months ended Sept. 30,

	2003	2002	2003	2002

REVENUES:
Gross premiums earned	$13,728	$15,668	$39,316	$47,878
Premiums ceded to excess of loss treaties	(2,049)	(562)	(5,670)	(1,426)

Premiums earned	11,679	15,106	33,646	46,452
Investment income	1,067	1,227	3,476	4,053
Net realized investment gains	685	354	685	1,793
Other income	23	—	79	—

Total revenues	13,454	16,687	37,886	52,298
EXPENSES:
Claim and claim settlement expenses	6,421	10,255	20,319	33,266
Policy acquisition costs	1,484	1,814	5,284	5,608
General and administrative expenses	2,542	2,386	7,484	8,029

Total expenses	10,447	14,455	33,087	46,903

Income from operations	3,007	2,232	4,799	5,395
Interest expense	18	38	48	137

Income before income taxes	2,989	2,194	4,751	5,258
Income tax expense (benefit)	(144)	(1,199)	415	(1,002)

Net income	$3,133	$3,393	$4,336	$6,260

Net income per share:
Basic	$0.61	$0.66	$0.85	$1.22

Diluted	$0.59	$0.66	$0.83	$1.21

Weighted average shares outstanding:
Basic	5,120,000	5,148,000	5,112,000	5,151,000

Diluted	5,323,000	5,148,000	5,246,000	5,162,000

RTW, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

	September 30,	December 31,
	2003	2002

	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$87,713	$81,410
Cash and cash equivalents	30,342	36,288
Premiums receivable	3,967	3,537
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	73,245	91,822
On paid claim and claim settlement expenses	735	2,109
Other assets	6,305	8,668

Total assets	$202,307	$223,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$154,435	$181,262
Unearned premiums	9,785	7,130
Accrued expenses and other liabilities	4,624	4,382
Notes payable	—	1,250

Total liabilities	168,844	194,024
Shareholders’ equity	33,463	29,810

Total liabilities and shareholders’ equity	$202,307	$223,834